UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 18, 2015

Date of Report (Date of earliest event reported)

CEPHEID

(Exact name of Registrant as specified in its charter)

California	000-30755	77-0441625
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

904 Caribbean Drive, Sunnyvale, CA 94089
(Address of principal executive offices) (Zip Code)

(408) 541-4191

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 18, 2015, Cepheid entered into a lease agreement (the “Lease”) with The Irvine Company LLC (the “Landlord”) pursuant to which Cepheid will lease an aggregate of approximately 83,000 square feet of space (the “Premises”), located in the building at 2550 Great America Way, Santa Clara, California 95054.

The initial term of the Lease (the “Initial Lease Term”) shall commence upon the earlier of (a) the date that specified improvements to the Premises have been completed or (b) the date that Cepheid begins its regular business activities on the Premises, which is expected to be on or around April 1, 2016 (the “Commencement Date”). The Initial Lease Term shall be for 125 months.

In addition to its monthly rent obligations, pursuant to the Lease, Cepheid is obligated to pay a specified share of the property taxes, operating expenses and other related expenses for the Premises. The total obligation for rent for the Initial Lease Term is approximately $36,862,000, excluding Cepheid’s share of the property taxes, operating expenses and other related expenses due under the Lease.

In the event that Cepheid is not in default pursuant to the Lease, is occupying the entire Premises and has not assigned or sublet any of its interest in the Lease, Cepheid may extend the term of the Lease for an additional 60 months by giving notice to the Landlord between nine and 12 months prior to the end of the Initial Lease Term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHEID

Date: September 21, 2015	By:	/s/ Dan Madden
	Name:	Dan Madden
	Title:	Chief Financial Officer

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